Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-49561, 333-55827, 333-56349, 333-46222, 333-107591, and 333-167318) and the Registration Statements on Form S-3 (Nos. 333-82089, 333-94641, 333-31982, 333-46224, and 333-76378) of ATMI, Inc. of our reports dated February 17, 2012, with respect to the consolidated financial statements and schedule of ATMI, Inc., and the effectiveness of internal control over financial reporting of ATMI, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut

February 17, 2012